EXHIBIT 21.1

SUBSIDIARIES OF DIONEX CORPORATION

     The following table sets forth the names of the subsidiaries of the Registrant, the state or other jurisdiction of incorporation or organization of each, and the names under which subsidiaries do business as of June 30, 2001.

Name of Subsidiary	State or other jurisdiction of incorporation or organization	Name under which subsidiary does business
Dionex (U.K.) Limited	England	Dionex (U.K.) Limited

Dionex GmbH	Federal Republic of Germany	Dionex GmbH

Dionex S.r.l	Italy	Dionex S.r.l.

Dionex S.A	France	Dionex S.A.

Dionex Export Corporation	U.S. Virgin Islands	Dionex Export Corporation

Dionex Canada Ltd./Ltee	Canada	Dionex Canada Ltd./Ltee.

Dionex B.V	The Netherlands	Dionex B.V.

Nippon Dionex K.K	Japan	Nippon Dionex K.K.

Dionex N.V	Belgium	Dionex N.V.

Dionex (Switzerland) AG	Switzerland	Dionex (Switzerland) AG

Dionex Austria GmbH	Austria	Dionex Austria GmbH

Dionex Softron GmbH	Germany	Dionex Softron GmbH

Dionex Holding GmbH	Germany	Dionex Holding GmbH

LC Packings Nederlands B.V	Netherland	LC Packings Nederlands B.V.

LC Packings (U.S.A.) Inc.	United States of America	LC Packings (U.S.A.) Inc.

Dionex Denmark A/S	Denmark	Dionex Denmark A/S

Dionex China Ltd.	China	Dionex China Ltd.